Exhibit 99.7

Special Committee and Conflicts Committee of the Board of Directors

Inergy GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

We hereby consent to the inclusion of our opinion letter, dated May 5, 2013, to the Special Committee and Conflicts Committee of the Board of Directors of Inergy GP, LLC as Annex G to the proxy statement/prospectus which forms a part of Amendment No. 4 to the Registration Statement on Form S-4 (the “Registration Statement”) of Inergy Midstream, L.P. (“Inergy Midstream”) relating to the proposed merger of Crestwood Midstream Partners LP with and into a wholly–owned subsidiary of Inergy Midstream, and to the references to our firm and such opinion in such Registration Statement under the caption “Special Factors— Additional Disclosure Required by Schedule 13E-3 for the Inergy Participants—Opinion of SunTrust Robinson Humphrey, Inc., Financial Advisor to the NRGY GP Special Committee and Conflicts Committee.”

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ SunTrust Robinson Humphrey, Inc.

Atlanta, Georgia

Dated: September 4, 2013